Distributed to News Organizations at 4:20 p.m. Tuesday. - 10/1/96

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PRESS RELEASE
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Monarch Bank
30000 Town Center Drive, Laguna Niguel, CA  92677

Contact:      E. Lynn Caswell

Phone:        714-495-3300

FAX:          714-495-3135


FOR IMMEDIATE RELEASE



PURCHASE OF WESTERN BANK COMPLETED


September 30, 1996


John W. Rose, Chairman of the Board of Monarch Bancorp, Laguna Niguel, and Hugh
S. Smith, Jr., Chairman of the Board of Western Bank, Los Angeles, jointly announced today the completion of the acquisition of Western Bank by Monarch Bancorp.


Western Bank will continue operations as a wholly owned subsidiary of Monarch Bancorp which owns Monarch Bank of Laguna Niguel. In making the announcement Mr. Rose stated, "The acquisition of Western Bank, with its record of outstanding performance and consistent profitability gives Monarch Bancorp a significant opportunity for expansion in an important market. It will also allow significant efficiencies of operation which will reduce our operating overhead, and further improve earnings." Mr. Smith noted, "We are very pleased to complete this project and to join with the Monarch organization. We believe our two companies compliment each other and the merger of our organizations will provide the basis for a substantial independent

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bank holding company while allowing the banks to maintain their own identities and continue the excellent customer service for which they are known."


As of October 1, Hugh Smith will assume the role of Chairman and Chief Executive Officer of Monarch Bancorp, with Mr. Rose remaining a Director of the revised Monarch Bancorp Board of Directors. E. Lynn Caswell, who has served as President and Chief Executive Officer will become Vice Chairman of the company. Joseph Digange will move from President of Western Bank to Chairman of the Western Bank Board of Directors and Matthew P. Wagner will become President and Chief Executive Officer of Western Bank. Mr. Caswell will retain his positions as Chairman, President and Chief Executive Officer of Monarch Bank. All will serve as directors of Monarch Bancorp and will be joined on the parent company board by Rice E. Brown of Laguna Niguel and Dale E. Walter of La Quinta.


In order to accomplish the purchase of Western Bank, Monarch Bancorp, with the assistance of its financial advisor, Belle Plaine Financial of Rancho Santa Fe, sold $43.2 million of new capital stock in a SEC Regulation D private placement offering conducted in eleven states. The balance of the purchase price was financed in a credit facility provided by The Northern Trust Company of Chicago.


The acquisition of Western Bank by Monarch Bancorp will give the independent banking company total assets of approximately $480 million as of September 30, 1996.








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